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                                                                   Exhibit 99.1
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Genesis Microchip Completes Acquisition of Sage

Announces Board, Management Changes, Conference Call


SAN JOSE, Calif.--Feb. 20, 2002--Genesis Microchip Inc. (Nasdaq:GNSS) - a world
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leader in the development of display technologies -today announced the acquisition of Sage, Inc. was completed on Feb. 19, 2002. The transaction, which was approved last week by shareholders of both companies, is expected to accelerate Genesis's growth in consumer video IC markets by capitalizing on Sage's technological capabilities and the Faroudja brand name.

Under the terms of the merger agreement, Genesis has issued 0.571 of a share of Genesis common stock in exchange for each share of Sage common stock outstanding. Based on Genesis's Tuesday's closing price of $40.25, the transaction is valued at $22.98 per share of Sage common stock, or about $402 million.

"This is an important milestone for Genesis, its employees and stockholders," said Amnon Fisher, Genesis Microchip's President and Chief Executive Officer. "As a result of this merger, we believe no other company can match the strength of our product offerings. We now have the technologies and the team to extend our customer support activities and to expand our product portfolio, enabling us to address additional opportunities within the display industry."

In connection with the business combination, Larry Finch has left the Genesis Board of Directors. Joining the Genesis board from Sage are N. D. Reddy and Chandra Reddy. Chandra Reddy will serve as Vice Chairman and as Executive Vice President of Engineering. In addition, the company announced that Pete Mangan has been promoted to Chief Financial Officer replacing Eric Erdman, who will assume an advisory role for the company.

"We are pleased to welcome both N. D. Reddy and Chandra Reddy to the Genesis board and we look forward to working with them," said Mr. Fisher. "We believe that they will be valuable additions to the company and will help us to evaluate new strategic opportunities. The changes in management we announced today will allow us to address these opportunities while at the same time maintain our ability to execute daily operations."

The company intends to hold a conference call on Feb. 27, 2002 at 2:30 p.m. PST to provide additional information and its financial outlook. Call-in details will be provided in an upcoming press release.

Genesis Microchip is a leading supplier of cost-effective integrated circuits and software solutions, enabling the convergence of Internet information and video. Flat-panel displays, digital televisions, digital CRTs and consumer video products all benefit from Genesis technology, which connects and

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formats any kind of source content to be displayed with the highest image quality on any type of display. All leading brand-name monitor vendors use "Genesis Display Perfection" components. Founded in 1987, Genesis has offices in San Jose and Sunnyvale, California; Toronto, Canada; Bangalore, India; Taipei, Taiwan; Seoul, Korea; and Shenzhen, China. Further information is available at www.genesis-microchip.com.
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Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, anticipated benefits of the transaction including Genesis's ability to accelerate growth in consumer video IC markets following completion of the transaction and its ability to extend customer support activities and expand its product portfolio based on current expectations that involve a number of risks and uncertainties. In particular, while the companies have completed the transaction, there is no assurance that the expected benefits of the transaction will ever materialize. Additional risks and uncertainties include the failure to achieve expected synergy and efficiencies of operations, risk of price fluctuation, loss of major customers, fluctuations in operating results, changes in technology, competition, the ability to manage growth, the ability to manage rapid declines in customer demand, the ability to manage business integration, risks associated with international sales and operations and the ability to retain key personnel. Other potential risks that could cause actual events to differ materially are included in Securities and Exchange Commission filings, including Forms 8-K, 10-K, 10-Q and S-4 for Genesis Microchip Inc. Genesis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.